Exhibit 99

Retractable Technologies, Inc. Reports Results as of September 30, 2016

LITTLE ELM, Texas, November 14, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results for the three months and nine months ended September 30, 2016 and 2015, respectively.

Comparison of Three Months Ended September 30, 2016 and September 30, 2015

Domestic sales accounted for 82.6% and 64.9% of the revenues for the three months ended September 30, 2016 and 2015, respectively. Domestic revenues increased 18.7% principally due to higher average prices and higher volumes. Domestic unit sales increased 9.3%. Domestic unit sales were 72.8% of total unit sales for the three months ended September 30, 2016. International revenue and unit sales decreased 55.4% and 53.8%, respectively, due to lower volumes. Our international orders may be subject to significant fluctuation over time. Overall unit sales decreased 21.6%.

The Cost of manufactured product decreased by 10.7% due to lower volumes mitigated by higher unit cost. Royalty expense decreased 11.7% due to lower gross revenues.

Gross profit increased 1.1% primarily due to higher average prices.

Operating expenses decreased $82 thousand. The decrease was primarily due to the suspension of the medical device excise tax and lower professional fees, mitigated by higher compensation and travel costs.

Our operating loss was $81 thousand compared to a loss from operations of $199 thousand for the same period last year due primarily to slightly higher gross profit and reduced operating expenses.

Our effective tax rate on the net earnings (loss) before income taxes was (0.4)% and (0.8)% for the three months ended September 30, 2016 and September 30, 2015, respectively.

Comparison of Nine Months Ended September 30, 2016 and September 30, 2015

Domestic sales accounted for 88.4% and 77.9% of the revenues for the nine months ended September 30, 2016 and 2015, respectively. Domestic revenues increased 13.4% principally due to higher sales volume and somewhat lower average prices.

Domestic unit sales increased 15.6%. Domestic unit sales were 83.0% of total unit sales for the nine months ended September 30, 2016. International revenue and unit sales decreased 47.8% and 53.3%, respectively, due to lower sales volumes and was somewhat offset by higher average sales prices. Our international orders may be subject to significant fluctuation over time. Overall unit sales decreased 7.5%.

The Cost of manufactured product increased by 0.8% principally due to higher unit costs offset by lower volumes. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 1.2% due to higher gross revenues. Rebates have a significant impact on the ratio of gross sales to net sales.

Gross profit decreased 1.9% primarily due to higher cost of manufacturing and slightly lower revenues.

Operating expenses decreased 8.6%. The decrease was due to suspension of the medical device excise tax, reduced donations of product, severance benefits not incurred in 2016, and lower bad debt accruals.

A non-recurring recognition of $7,724,826 received from BD in the second quarter of 2015 pursuant to a patent infringement case had a significant impact on income for the nine months ended September 30, 2015.

Our operating loss was $1.6 million compared to an operating loss for the same period last year of $2.3 million due primarily to lower operating expenses.

Our effective tax rate on the net earnings (loss) before income taxes was (0.1)% and 0.1% for the nine months ended September 30, 2016 and September 30, 2015, respectively.

Cash makes up 37.5% of total assets. Working capital was $20.6 million at September 30, 2016, a decrease of $2.2 million from December 31, 2015. Approximately $1.6 million in cash flow in the nine months ended September 30, 2016 was used by operating activities.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on November 14, 2016 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer